Exhibit 10.1

EXECUTION VERSION

June 23, 2026

GPIF I Funding

as Borrower

c/o Golub Capital Private Income Fund I

200 Park Avenue, 25th Floor

New York, New York 10166

Golub Capital Private Income Fund I

as Servicer

200 Park Avenue, 25th Floor
New York, New York 10166

Re: Credit Agreement Side Letter

We refer to the Amended and Restated Credit Agreement, dated as of December 31, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among GPIF I Funding, as borrower (“Borrower”, “we” or “us”), the lenders from time to time party thereto, Bank of America, N.A. (“Bank of America” or “you”), as administrative agent, Golub Capital Private Income Fund I, as servicer, Computershare Trust Company, N.A., as collateral custodian, and Bank of America, N.A., as sole lead arranger and sole book manager. All terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement. This letter amends and restates in its entirety that certain letter agreement re: Credit Agreement Side Letter dated as of December 31, 2025. The parties to this side letter (the “Second Amended and Restated Side Letter”) hereby agree as follows:

1.              Definitions. As used herein or in the Credit Agreement, the following terms shall have the meanings set forth below:

“Approved Dealer” means each of the following entities or their Affiliates (or any successor thereto): BofA Securities, Inc., Barclays Bank plc, BNP Paribas S.A., Citibank, N.A., Citizens Bank, N.A., Deutsche Bank AG, Goldman Sachs & Co., HSBC Bank, Jefferies & Co., JP Morgan Securities LLC, Macquarie Bank Limited, Morgan Stanley & Co., Nomura Corporate Funding Americas, LLC, Royal Bank of Canada, The Royal Bank of Scotland, Société Générale, Scotiabank, Truist Bank, UBS AG, Wells Fargo Bank, National Association, KeyBank, Lloyds TSB, Northern Trust Company, Banco Santander, Truist Bank, Dresdner Bank AG, The Bank of Montreal, The Bank of New York Mellon, U.S. Bank, or any other independent, internationally recognized third party dealer agreed to by the Administrative Agent in writing from time to time; provided that neither the Servicer nor any of its Affiliates shall be an Approved Dealer.

“Approved Valuation Firm” means any of Houlihan Lokey, Murray, Devine & Co., Inc., Valuation Research Corporation, Howard & Zukin, FTI Consulting, Inc., Duff & Phelps Corp. (or any successor-in-interest), Lincoln International LLC (f/k/a Lincoln Partners LLC) and Alvarez & Marsal; provided that any independent appraisal or valuation firm or independent financial advisor recognized as being experienced in conducting valuations of secured loans may be added as an “Approved Valuation Firm” by the Servicer with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

“Assigned Value” means:

(a)            with respect to any Permitted Collateral Asset, as of any date of determination, the higher of (i) zero and (ii) the value of such Collateral Asset (expressed as a percentage of par) as determined by the Administrative Agent in its sole discretion as notified to the Servicer in writing; provided that if a Revaluation Event of the type described in clause (a) of the definition thereof as a result of an Insolvency Event or a default in the payment of principal or pursuant to clause (e) of the definition of “Defaulted Obligation” with respect to such Collateral Asset occurs, the Assigned Value of such Collateral Asset will, automatically and without further action by the Administrative Agent, be zero, unless the Servicer requests otherwise and such request is agreed to by the Administrative Agent in its sole discretion, provided, further, that the Borrower (or the Servicer on behalf of the Borrower) may at any time request that the Administrative Agent reevaluate the Assigned Value of a Permitted Collateral Asset in its sole discretion;

(b)           with respect to any Qualifying Syndicated Loan, as of any date of determination, the lower of (i) the Purchase Price with respect to such Qualifying Syndicated Loan and (ii) 100%; provided that, with respect to this clause (b):

(i)	notwithstanding clause (b)(ii) below, if a Revaluation Event of the type described in clause (a) of the definition thereof as a result of an Insolvency Event or a default in the payment of principal or pursuant to clause (e) of the definition of “Defaulted Obligation” with respect to a Qualifying Syndicated Loan occurs, the Assigned Value of such Qualifying Syndicated Loan will, automatically and without further action by the Administrative Agent, be zero, unless the Servicer requests otherwise and such request is agreed to by the Administrative Agent in its sole discretion; and

(ii)	if a Revaluation Event occurs with respect to a Qualifying Syndicated Loan that has an observable bid-side quote with an indicated bid-depth of one or more following such Revaluation Event, such bid-side quote shall (i) be determined as of each Measurement Date and (ii) become the Assigned Value of such Qualifying Syndicated Loan; provided that if the Assigned Value has changed with respect to such Qualifying Syndicated Loan as a result of this clause (b)(ii), so long as no Event of Default has occurred and is continuing, (x) the Borrower may obtain a firm bid for such Collateral Asset from an Approved Dealer, which firm bid shall be determined, to the extent the Revaluation Event was based on financial information, with an as-of date after the financial information that gave rise to the related Revaluation Event has been made available, and such firm bid shall become the Assigned Value of such Collateral Asset if it is greater than the then-current Assigned Value; and (y) if such Qualifying Syndicated Loan has an observable bid-side quote with an indicated bid-depth of one, the Administrative Agent may direct the Borrower to obtain a firm bid (in addition to clause (x) above) for such Qualifying Syndicated Loan from an Approved Dealer, which firm bid shall be determined, to the extent the Revaluation Event was based on financial information, with an as-of date after the financial information that gave rise to the related Revaluation Event has been made available, and such firm bid shall become the Assigned Value of such Qualifying Syndicated Loan; provided, further that the Assigned Value determined pursuant to this clause (b)(ii) shall remain the “Assigned Value” of such Qualifying Syndicated Loan until the earlier of (A) if the “Assigned Value” pursuant to this clause (b)(ii) is determined pursuant to a firm bid, the earlier to occur of (X) thirty (30) days after such firm bid is obtained and (Y) two (2) Business Days after the Administrative Agent requests to refresh such firm bid; provided that the Administrative Agent may not request a refresh of any Collateral Asset more than once in any seven (7) calendar day period; provided, further, that if the Borrower has not provided such a firm bid within two (2) Business Days following such request by the Administrative Agent, then the Assigned Value shall be determined by the Administrative Agent (it being understood that such Assigned Value determined by the Administrative Agent shall remain subject to the Borrower’s dispute rights set forth herein), (B) the Measurement Date following such determination and (C) the occurrence of a separate Revaluation Event with respect to such Collateral Asset;

provided, further, that (A) under no circumstance may the Assigned Value determined pursuant to clause (ii) above be greater than the initial Assigned Value in effect as of the related Cut-Off Date and (B) if (1) the Revaluation Event with respect to any Qualifying Syndicated Loan has been cured and no other Revaluation Event has occurred and is continuing with respect to such Qualifying Syndicated Loan and (2) the Servicer certifies to the Administrative Agent in writing (which may be via e-mail) that the event that resulted in a Revaluation Event with respect to any Qualifying Syndicated Loan has been cured and no other Revaluation Event has occurred with respect to such Qualifying Syndicated Loan then the Assigned Value with respect to such Qualifying Syndicated Loan may not be further amended pursuant to this clause (b); and

(c)           with respect to any other Eligible Collateral Asset, of any date of determination, the lowest of (i) the Purchase Price with respect to such Collateral Asset, (ii) 100% and (iii) the value of such Collateral Asset (expressed as a percentage of par) as determined by the Administrative Agent in its sole discretion as notified to the Servicer in writing (x) as of the applicable Cut-Off Date or (y) at any time from time to time following the occurrence of a Revaluation Event with respect to such Collateral Asset; provided that with respect to this clause (c):

(i)	subject to clauses (c)(ii) through (c)(v) below, if a Revaluation Event occurs with respect to such Collateral Asset, the Assigned Value thereof may be amended at any time thereafter by the Administrative Agent, in its sole discretion;

(ii)	notwithstanding clauses (c)(iii) through (c)(v) below, if a Revaluation Event of the type described in clause (a) of the definition thereof as a result of an Insolvency Event or a default in the payment of principal or pursuant to clause (e) of the definition of “Defaulted Obligation” with respect to such Collateral Asset occurs, the Assigned Value of such Collateral Asset will, automatically and without further action by the Administrative Agent, be zero, unless the Servicer requests otherwise and such request is agreed to by the Administrative Agent in its sole discretion;

(iii)	if a Revaluation Event occurs with respect to such Collateral Asset (other than a Broadly Syndicated Loan with an observable bid-side quote with an indicated bid-depth of two or more following such Revaluation Event) and the Administrative Agent amends the Assigned Value with respect to such Collateral Asset, subject to the applicable Dispute Condition being satisfied and so long as no Event of Default has occurred and is continuing, the Borrower may (x) other than a Broadly Syndicated Loan with a bid-depth of one or more, obtain a firm bid for such Collateral Asset from an Approved Dealer or (y) retain any Approved Valuation Firm to value such Collateral Asset, which firm bid or value shall be determined, to the extent the Revaluation Event was based on financial information, with an as-of date after the financial information that gave rise to the related Revaluation Event has been made available, and, subject to clause (c)(iv) below, in respect of a Dispute Asset, the value determined pursuant to any of subclause (x) or (y) shall become the Assigned Value of such Collateral Asset, in either case, if it is greater than the Assigned Value determined by the Administrative Agent; provided that, except in the case of a Dispute Asset, if the Assigned Value is obtained by the Borrower pursuant to the means contemplated by subclause (y) above, the Administrative Agent may (at its own cost and expense) request such Collateral Asset be independently evaluated by another Approved Valuation Firm and, if the value determined pursuant to this proviso is less than the Borrower’s determination pursuant to the means contemplated by subclause (y) above, then the Assigned Value of such Collateral Asset shall be equal to the arithmetic mean of (A) the value obtained by the Borrower pursuant to the means contemplated by subclause (y) above and (B) the greater of (1) the Assigned Value determined by the Administrative Agent prior to obtaining any independent valuation pursuant to this proviso and (2) the value obtained by the Administrative Agent pursuant to this proviso; provided, further, that under no circumstance may the Assigned Value determined pursuant to this clause (c)(iii) be greater than (I) solely in the case of a Dispute Asset, the initial Assigned Value in effect as of the related Cut-Off Date or (II) in the case of any other Collateral Asset, the Assigned Value in effect immediately prior to the occurrence of such Revaluation Event;

(iv)	in respect of any Dispute Asset, the Assigned Value for such Dispute Asset shall be determined by (1) multiplying the initial Assigned Value thereof determined as of the Cut-Off Date by the Net Senior Leverage Multiple for such Dispute Asset (the “Dispute Asset Scaled Leverage Multiple”); (2) calculating a blended advance rate (the “Dispute Asset Effective Advance Rate”) as follows: (a) assigning the portion of such Dispute Asset up to 4.5x Dispute Asset Scaled Leverage Multiple, the Advance Rate applicable to such Dispute Asset (provided that, solely for this purpose, the Advance Rate applicable for Second Lien Bank Loans shall be 35%), (b) assigning the portion of such Dispute Asset in excess of clause (a) above, and up to 8.0x Dispute Asset Scaled Leverage Multiple, 35%, and (c) assigning the portion of such Dispute Asset in excess of clause (b) above, 0%; and (3) dividing the Dispute Asset Effective Advance Rate, by the Advance Rate applicable to such Dispute Asset (expressed as a percentage of par); and

(v)	notwithstanding clauses (c)(iii) and (c)(iv) above, if a Revaluation Event occurs with respect to a Broadly Syndicated Loan with an observable bid-side quote with an indicated bid-depth of one or more following such Revaluation Event, and the Assigned Value of such Collateral Asset has changed, so long as no Event of Default has occurred and is continuing, the Borrower may (x) solely with respect to a Broadly Syndicated Loan with an observable bid-side quote with an indicated bid-depth of two or more following such Revaluation Event, designate such bid-side quote as the Assigned Value of such Collateral Asset, or (y) obtain a firm bid for such Collateral Asset from an Approved Dealer, which firm bid or value shall be determined, to the extent the Revaluation Event was based on financial information, with an as-of date after the financial information that gave rise to the related Revaluation Event has been made available, and the value determined pursuant to any of subclause (x) or (y) shall become the Assigned Value of such Collateral Asset, in either case, if it is greater than the Assigned Value determined by the Administrative Agent; provided, that, (x) under no circumstance may the Assigned Value determined pursuant to this clause (c)(v) be greater than the initial Assigned Value in effect as of the related Cut-Off Date and (y) the Assigned Value determined pursuant to this clause (c)(v) shall remain the “Assigned Value” of such Collateral Asset until the earlier of (A) if the “Assigned Value” pursuant to this clause (c)(v) is determined pursuant to a firm bid, the earlier to occur of (X) thirty (30) days after such firm bid is obtained and (Y) two (2) Business Days after the Administrative Agent requests to refresh such firm bid; provided that the Administrative Agent may not request a refresh of any Collateral Asset more than once in any seven (7) calendar day period; provided, further, that if the Borrower has not provided such a firm bid within two (2) Business Days following such request by the Administrative Agent, then the Assigned Value shall be determined by the Administrative Agent (it being understood that such Assigned Value determined by the Administrative Agent shall remain subject to the Borrower’s dispute rights set forth herein), (B) the Measurement Date following such determination and (C) the occurrence of a separate Revaluation Event with respect to such Collateral Asset;

provided, further, that, subject to clause (v) above, after the initial amendment to the Assigned Value with respect to any such Collateral Asset, any additional amendment (other than an amendment as a result of the occurrence of a separate Revaluation Event) shall only be on a quarterly (or monthly, as applicable) basis after receipt by the Administrative Agent from the Servicer of the applicable information with respect to such Collateral Asset, and such additional amendment shall be based solely on further credit impairment rather than the yield of such Collateral Asset and (B) if (1) the Revaluation Event with respect to any Collateral Asset has been cured and no other Revaluation Event has occurred and is continuing with respect to such Collateral Asset and (2) the Servicer certifies to the Administrative Agent in writing (which may be via e-mail) that the event that resulted in a Revaluation Event with respect to any Collateral Asset has been cured and no other Revaluation Event has occurred with respect to such Collateral Asset then the Administrative Agent may not subsequently amend the Assigned Value with respect to such Collateral Asset.

(d)           Notwithstanding the foregoing, the Assigned Value of a Delayed Reporting Obligation shall not be amended by the Administrative Agent (other than at the request of the Borrower) so long as (x) no other Revaluation Event with respect to such Delayed Reporting Obligation has occurred and (y) the Servicer provides and continues to provide a certification in each financial reporting package with respect to such Delayed Reporting Obligation that the failure to deliver the applicable audit results is due to technical or administrative delay related to the audit or delay on the part of the related auditor and not due to any deterioration in the credit quality or extended review of the credit quality of such Delayed Reporting Obligation or the related obligor.

(e)            The Administrative Agent shall promptly notify the Servicer of any change effected by the Administrative Agent of the Assigned Value of any Collateral Asset and neither the Borrower nor the Servicer shall have any obligation to make any calculations hereunder giving effect to such lower Assigned Value until the Servicer has received such notice.

(f)            The Administrative Agent may, upon request of the Servicer and at the discretion of the Administrative Agent, increase the Assigned Value of any Eligible Collateral Asset from time to time.

“Commitment Fee Rate” means (x) with respect to the First Unused Amount, (i) from the Closing Date to and including June 30, 2026, 0.0% and (ii) thereafter, 0.50% and (y) with respect to the Second Unused Amount, 1.75%; provided that, notwithstanding the foregoing, during the Ramp-Up Period, for purposes of clauses (x)(ii) and (y) of this definition, the Commitment Fee Rate shall mean 0.25%.

“Delayed Reporting Date” means, with respect to a Collateral Asset, the date specified for delivery of audit results included in a financial reporting packet by the related obligor specified in the related Underlying Instruments (following the lapse of any grace period granted by the applicable Loan Party with respect thereto, but in any event not greater than 45 calendar days).

“Delayed Reporting Event” means, with respect to any applicable Collateral Asset a Revaluation Event described under clause (b) of the definition thereof has occurred solely as a result of a failure of the related obligor to deliver any audit results included in the applicable financial reporting package by the Delayed Reporting Date and such failure has not been cured.

“Delayed Reporting Obligation” means, as of any date of determination, any applicable Collateral Asset for which a Delayed Reporting Event has occurred and is continuing.

“Dispute Asset” means, as of any date of determination, any Collateral Asset (other than a Qualifying Syndicated Loan, a Broadly Syndicated Loan that has an observable bid-side quote with an indicated bid-depth of two or more, or a Permitted Collateral Asset) (i) that was subject to a Revaluation Event of the type described in clause (d) of the definition thereof, (ii) for which the Dispute Condition has been satisfied and (iii) the Borrower has exercised its dispute right in respect thereof pursuant to clause (c)(iii)(y) of the definition of “Assigned Value.”

“Dispute Condition” means a condition that is satisfied with respect to a Collateral Asset if:

(a)            a Revaluation Event of the type described in clause (b) of the definition thereof has occurred with respect to such Collateral Asset and the date of dispute by the Borrower is not later than the later of (x) 90 days since the occurrence of such Revaluation Event and (y) 30 days after the Administrative Agent has provided the most recent notice of a decrease in the Assigned Value of such Collateral Asset following such Revaluation Event (or such longer period as agreed to by the Administrative Agent in its sole discretion if such failure is caused solely by operational delays of a third party, is unrelated to the performance of the Collateral and written notice thereof has been provided to the Administrative Agent);

(b)            a Revaluation Event of the type described in clause (d) of the definition thereof has occurred with respect to such Collateral Asset;

(c)            a Revaluation Event of the type described in clause (e) of the definition thereof has occurred with respect to such Collateral Asset as a result of:

(i)               a Material Modification of the type described in clause (b)(ii) of the definition thereof and either such Collateral Asset is deferring or capitalizing interest (i) for less than six months or (ii) for longer than six months and the Weighted Average Spread Test is satisfied;

(ii)              a Material Modification of the type described in clause (b)(iii) of the definition thereof and the Interest Coverage Ratio of the related obligor with respect to such Collateral Asset was greater than 2.0x immediately prior to such Material Modification;

(iii)             a Material Modification of the type described in clause (c) of the definition thereof has occurred and (A) if such Collateral Asset is a Second Lien Bank Loan, the condition set forth in clause (d)(ii) of the definition of “Revaluation Event” is not satisfied or (B) if such Collateral Asset is a First Lien Bank Loan or a FILO Bank Loan, the resulting subordination is to an asset-backed loan and based on the most recently available quarterly financial statements of the related obligor received by the applicable Loan Party, such asset-backed loan has a ratio of the maximum aggregate principal amount outstanding or available to be drawn under the applicable underlying instruments to EBITDA of such obligor not greater than 3.0x, provided that, if the Borrower disputes the Assigned Value of a First Lien Bank Loan in accordance with this subclause (iii), such First Lien Bank Loan will be treated as a FILO Bank Loan for all purposes under the Credit Agreement at the direction of the Administrative Agent if such asset-backed loan has a ratio of the maximum aggregate principal amount outstanding or available to be drawn under the applicable underlying instruments to EBITDA of such obligor greater than 1.25x based on the most recent available quarterly financial statements of the related obligor received by the applicable Loan Party;

(iv)             a Material Modification of the type described in clause (d) of the definition thereof and after giving effect to such extension, (A) the maturity date of such Collateral Asset is (i) no later than thirteen (13) months past the maturity date (as determined as of the related Cut-Off Date) or (ii) later than thirteen (13) months past the maturity date (as determined as of the related Cut-Off Date), and both (x) the related obligor’s EBITDA has not declined more than 25% over the past year and (y) the date of dispute by the Borrower is not later than the later of (1) the end of the Availability Period and (2) 30 days from the first reduction in Assigned Value of such Collateral Asset in connection with such Material Modification or (B) in the case of an extension of the amortization schedule with respect to such Collateral Asset, the average life of such Collateral Asset is extended (i) no later than thirteen (13) months (from the amortization schedule in effect as of the related Cut-Off Date) or (ii) later than thirteen (13) months (from the amortization schedule in effect as of the related Cut-Off Date), and both (x) the related obligor’s EBITDA has not declined more than 25% over the past year and (y) the date of dispute by the Borrower is not later than the later of (1) the end of the Availability Period and (2) 30 days from the first reduction in Assigned Value of such Collateral Asset in connection with such Material Modification;

(v)              a Material Modification of the type described in clause (g) of the definition thereof has occurred with respect to such Collateral Asset and such modification does not result in any change in the currency of any payment of interest or principal to any currency other than another Eligible Currency that was contemplated by the Underlying Instruments immediately prior to such modification; or

(vi)             a Revaluation Event of the type described in clause (h) of the definition thereof has occurred with respect to such Collateral Asset and the related dispute right conditions, if any, have been satisfied.

“First Unused Amount” means, as of any date of determination, the lesser of (x) the Unused Amount and (y)(i) from the Closing Date to and including June 30, 2026, an amount equal to 75.0% of the Aggregate Commitments of non-Defaulting Lenders, (ii) from July 1, 2026 to and including September 30, 2026, an amount equal to 55.0% of the Aggregate Commitments of non-Defaulting Lenders and (iii) thereafter, an amount equal to 40.0% of the Aggregate Commitments of non-Defaulting Lenders.

“Make-Whole Percentage” means (a) prior to the first anniversary of the Closing Date, 1.00%, and (b) thereafter, zero.

“Prohibited Obligation” means any Collateral Asset, the obligor with respect to which is primarily engaged in the business of trading, producing or marketing marijuana, or, to the Servicer’s actual knowledge, is categorized or deemed to be a “Marijuana Related Business” under applicable law.

“Ramp-Up Period” means each period (i) commencing on the Closing Date, any Business Day on which the aggregate Commitments of the Lenders are increased by at least $100,000,000 or the date of any Securitization and (ii) in each case, ending on the four month anniversary of the applicable date specified in clause (i).

“Revalued Collateral Asset” means any Collateral Asset which has been subject to a Revaluation Event that resulted in the Administrative Agent reducing (or, in the case of any Broadly Syndicated Loan or Qualifying Syndicated Loan, a reduction of) the Assigned Value for such Collateral Asset below the Assigned Value as of the related Cut-Off Date; provided that such Collateral Asset (other than any Broadly Syndicated Loan or Qualifying Syndicated Loan) shall not be deemed a Revalued Collateral Asset for any period that commences (i) after the applicable Dispute Condition is satisfied for 3 consecutive months and ends on (ii) the earlier to occur of the date (x) the Dispute Condition is no longer satisfied and (y) the Assigned Value of such Collateral Asset is no longer able to be disputed by the Borrower.

“Second Unused Amount” means, as of any date of determination, an amount equal to the Unused Amount minus the First Unused Amount.

2.             CLO Takeouts.

(a)	Notwithstanding anything in the Credit Agreement or any other Loan Document that would prohibit or restrict the sale of a Collateral Asset but subject to the final paragraph of this Section 2, if a collateralized loan obligation facility (“CLO”) managed by the Servicer, GC Advisors LLC or an Affiliate thereof has priced or is expected to price and it is intended that the portfolio for such CLO include certain Collateral Assets (or portions thereof) constituting part of the Collateral under the Credit Agreement (any such transfer of Collateral Assets, a “CLO Takeout”), then:

(i)	at least two (2) Business Days prior to the date of any CLO Takeout, the Servicer, on behalf of the applicable Loan Party, shall provide the Administrative Agent and the Collateral Custodian (x) a Borrowing Base Certificate showing that, after giving pro forma effect to such CLO Takeout, no Borrowing Base Deficiency will exist, (y) a certificate of the Servicer substantially in the form of Exhibit E-2 to the Credit Agreement requesting the release of the related Collateral Asset Files in connection with such CLO Takeout, and (z) a schedule that identifies the Collateral Assets (or portion thereof) to be sold in connection with the applicable CLO, the actual sale prices of such Collateral Assets (or if the sale price is not available, the then-current fair market value of such Collateral Assets, as determined by the Servicer’s internal valuation policy), and the actual or expected, as applicable, CLO pricing and closing dates; provided that (1) if such schedule must be revised prior to the applicable CLO Takeout for the purposes of, among other things, reflecting paydowns and/or the removal of a Collateral Asset due to the failure of such Collateral Asset to satisfy the eligibility criteria required by the applicable CLO after such schedule is delivered by the Borrower to the Administrative Agent pursuant to this clause (i)(z); or (2) if the actual sale price is not available at the time such schedule is delivered by the Borrower to the Administrative Agent pursuant to this clause (i)(z), the Borrower shall provide prompt written notice to the Administrative Agent once such revisions are made and/or once such sale price is available;

(ii)	if the actual sale price of the applicable Collateral Assets for the CLO Takeout are lower than the sale price (or market value, as applicable) set forth on the schedule delivered pursuant to clause (i)(z), then such CLO Takeout may still be consummated, provided that (x) if such CLO Takeout occurs during the Availability Period, if a Borrowing Base Deficiency would occur solely as a result of such price difference, then, unless the Administrative Agent waives the requirements of this clause (ii)(x), the Borrower shall cure such Borrowing Base Deficiency prior to the CLO Takeout occurring, and (y) if such CLO Takeout occurs after the Availability Period, unless the Administrative Agent waives any of the below requirements, (1) no Borrowing Base Deficiency (i) exists after giving effect to such CLO Takeout unless such CLO Takeout is effected pursuant to a BBD Cure Plan delivered pursuant to Section 2.03(b) of the Credit Agreement or (ii) would occur as a result of such CLO Takeout, (2) no Currency Asset Amount Shortfall (solely with respect to any CLO Takeout of Collateral Assets denominated in the same Eligible Currency as any such Currency Asset Amount Shortfall) exists after giving effect to such CLO Takeout unless such Currency Asset Amount Shortfall is maintained or decreased, and (3) prior to such CLO Takeout, if such price is less than the Assigned Value for such Collateral Asset, the Borrower deposits into the Collection Account an amount equal to the difference (if any) between (I) the lower of the Assigned Value of such Collateral Asset and the sale price (or market value, as applicable) set forth on the schedule delivered pursuant to clause (i) above and (II) such sale price; and

(iii)	notwithstanding anything in the Credit Agreement or any other Loan Document to the contrary, except to the extent explicitly set forth in this Section 2 (including as set forth in the immediately succeeding proviso), the sale and settlement of such Collateral Assets (or portions thereof) in connection with the applicable CLO Takeout shall not be subject to any conditions, consents, restrictions, prohibitions or rescission under the Credit Agreement, regardless of whether any Event of Default or Default has occurred or is continuing on or prior to the date of such sale of the applicable Collateral Assets; provided, that if an Event of Default has occurred and is continuing, no pricing of such CLO Takeout shall occur without the prior written consent of the Administrative Agent (in its sole discretion); provided, further that if an Event of Default has occurred and is continuing but the related CLO priced prior to the occurrence of such Event of Default, the sale and settlement of such Collateral Assets (or portions thereof) in connection with the applicable CLO Takeout shall be permitted notwithstanding the occurrence of such Event of Default, unless the settlement period for such sale of Collateral Assets is greater than eight (8) weeks from the pricing date of the related CLO, in which case the written consent of the Administrative Agent (in its sole discretion) shall be required for such sale and settlement.

For the avoidance of doubt, (i) the release of any Securitization Subsidiary Collateral, including the release of such Collateral Assets in connection with a Securitization, shall be deemed to be a sale for purposes of this Section 2 and Sections 2.15(a)(iii), 2.15(a)(v), 2.15(b), 2.15(c), 2.15(d), and 2.15(f) of the Credit Agreement and (ii) the termination and release of any Securitization Subsidiary shall be subject to Section 2.18 of the Credit Agreement and Section 2.3 of the Security Agreement.

3.             Expenses. It is understood and agreed that the fees, expenses, and disbursements of Orrick, Herrington & Sutcliffe LLP, counsel to the Administrative Agent, in connection with the transactions contemplated by the Credit Agreement on or prior to the Closing Date, will be subject to a cap of $75,000.

4.             Confidentiality. The terms of this Second Amended and Restated Side Letter shall be subject to Section 11.07 of the Credit Agreement, mutatis mutandis.

5.             Amendments; Counterparts; Governing Law; Etc. This Second Amended and Restated Side Letter may not be amended or modified, or any provision hereof waived, except by an instrument in writing signed by each of the parties hereto. This Second Amended and Restated Side Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Second Amended and Restated Side Letter by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Second Amended and Restated Side Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Second Amended and Restated Side Letter. This Second Amended and Restated Side Letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersedes all prior understandings, whether written or oral, between the parties hereto with respect to the matters herein. Matters that are not covered or made clear in this Second Amended and Restated Side Letter are subject to mutual agreement of the parties hereto. THIS SECOND AMENDED AND RESTATED SIDE LETTER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SECOND AMENDED AND RESTATED SIDE LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6.             Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York and of the United Stated District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Second Amended and Restated Side Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, litigation or proceeding shall be heard and determined only in such courts located within New York County or, to the fullest extent permitted by applicable law, in such federal court; (b) irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Second Amended and Restated Side Letter or the transactions contemplated hereby in any court referred to in clause (a) above, (c) irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Second Amended and Restated Side Letter shall affect any right that you may otherwise have to bring any action or proceeding with regard to the enforcement of a judgement ordered by any court of the State of New York sitting in New York County or of the United States District Court of the Southern District of New York, or any appellate court from any thereof, relating to this Second Amended and Restated Side Letter against us or our properties in the courts of any jurisdiction.

7.             Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECOND AMENDED AND RESTATED SIDE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

[signature pages follow]

Very truly yours,

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to Second Amended and Restated Side Letter]

Acknowledged and agreed:

GPIF I FUNDING, as Borrower

By:	Golub Capital Private Income Fund I, its trust manager

By:
Name:
Title:

[Signature Page to Second Amended and Restated Side Letter]

Golub Capital Private Income Fund I, as Servicer

By:
Name:
Title:

[Signature Page to Second Amended and Restated Side Letter]